Exhibit 10.1

1400 Seaport Boulevard Redwood City California 94063 U.S.A. main +1 650 562 0200 fax +1 650 817 1499 www.openwave.com

February 6, 2004

Allen Snyder

1400 Seaport Boulevard

Redwood City, CA 94063

Re: Amended and Restated Employment Terms

Dear Al:

This letter sets forth the terms of your employment at Openwave Systems Inc. (the “Company”) and memorializes that to which we previously agreed. This letter supersedes all prior agreements relating to the terms of your employment, except for the Change of Control Severance Agreement dated October 12, 2001, between you and the Company (the “Change of Control Agreement”) and the Confidentiality and Invention Assignment Agreement dated September 1, 2002 (the “Confidentiality and Invention Assignment Agreement”). As we previously agreed, the terms set forth below are effective as of January 1, 2004. Capitalized terms used in this letter have the meanings set forth on the attached

Your title will continue to be Senior Vice President, Worldwide Customer Operations and you will continue to report to me. Your monthly base salary is $25,830 per month or $310,000 on an annualized basis. Under the 2004 Worldwide Customer Operations (WCO) Management Variable Pay Plan in effect for the period from January 1, 2004 through December 31, 2004, you are eligible for a quarterly bonus targeted at 25% of your annual base salary, but your actual bonus payment, if any, may be higher or lower based upon your achievement of your quarterly objectives and in accordance with the terms of the WCO Management Variable Pay Plan. Your quarterly objectives shall be established by the CEO in consultation with you and the Compensation Committee of the Board of Directors. Any quarterly bonus amounts due shall be paid within 45 days following the end of the corresponding quarter.

If your employment is terminated other than for Cause before January 1, 2005, you will receive (a) severance payments equal to 12 months of your base salary (currently, equal to $310,000), (b) 12 months of target incentive pay, and (c) 12 months of COBRA payments to maintain health insurance coverage as then in force for you and your immediate family members insured under the Company’s health insurance policy. If your employment is terminated other than for Cause, after January 1, 2005, you will receive severance payments and COBRA benefits in accordance with the Executive Severance Policy as then in effect.

Severance benefits (excluding the payment of any of the remaining retention bonus payments listed above) payable under this letter agreement shall coordinate with any severance, change of control, or termination benefits payable to you under any other agreement, policy, practice or arrangement of the Company to which you are entitled, including with the Change of Control Severance Agreement and the Executive Severance Policy. This means that if you become entitled to cash payments, or any other benefits from the Company in connection with the occurrence of a change of control or the termination of your employment, then the severance benefits received by you under this letter agreement shall be reduced by the like-kind (more specifically, cash severance payments based upon your base salary, cash severance based upon our target incentive compensation, and COBRA payments) benefits received by you from the Company under such other plans, programs, arrangements or agreements (or vice versa, depending upon the order of their occurrence).

As an employee, you will also continue to be eligible to receive our standard employee benefits except for matters that this letter provides you with more valuable benefits than the Company’s standard policies.

You should be aware that your employment with the Company is for no specified period and constitutes “at will” employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, subject to the severance obligations under this letter.

In consideration of the foregoing, you hereby reconfirm your obligations under the Confidentiality and Invention Assignment Agreement.

Please review these terms to make sure they are consistent with your understanding. If so, please send the original signed offer letter in the provided envelope to Doug Solomon no later than five days after your receipt of this letter.

Accepted by:

/s/ Don Listwin	/s/ Allen Snyder

Don Listwin	Allen Snyder
President and CEO

EXHIBIT A

DEFINED TERMS

“Cause” shall mean (i) gross negligence or willful misconduct in the performance of your duties to the Company; (ii) repeated unexplained or unjustified absences from the Company; (iii) a material and willful violation of any federal or state law which if made public would injure the business or reputation of the Company as reasonably determined by the Board of Directors of the Company; (iv) refusal or willful failure to act in accordance with any specific lawful direction or order of the Company or stated written policy of the Company; (v) commission of any act of fraud with respect to the Company; or (vi) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as reasonably determined by the Board of Directors of the Company.

“Change of Control” shall mean the occurrence of any of the following events:

(i) The sale, exchange, lease or other disposition of all or substantially all of the assets of the Company to a person or group of related persons (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) that will continue the business of the Company in the future;

(ii) A merger or consolidation involving the Company in which the voting securities of the Company owned by the shareholders of the Company immediately prior to such merger or consolidation do not represent, after conversion if applicable, more than fifty percent (50%) of the total voting power of the surviving controlling entity outstanding immediately after such merger or consolidation; provided that any person who (1) was a beneficial owner (within the meaning of Rules 13d-3 and 13d-5 promulgated under the Exchange Act) of the voting securities of the Company immediately prior to such merger or consolidation, and (2) is a beneficial owner of more than 20% of the securities of the Company immediately after such merger or consolidation, shall be excluded from the list of “shareholders of the Company immediately prior to such merger or consolidation” for purposes of the preceding calculation); or

(iii) The direct or indirect acquisition of beneficial ownership of at least fifty percent (50%) of the voting securities of the Company by a person or group of related persons (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act); provided, that “person or group of related persons” shall not include the Company, a subsidiary of the Company, or an employee benefit plan sponsored by the Company or a subsidiary of the Company (including any trustee of such plan acting as trustee).